Immediate Release
Media Contact
Ken Lamb
248.754.0884

BORGWARNER ACQUIRES HALDEX TRACTION SYSTEMS

Auburn Hills, Michigan, December 17, 2010 – BorgWarner announced today that it has signed an agreement to acquire the Traction Systems division of Haldex Group, a leading provider of innovative products for the global vehicle industry headquartered in Stockholm, Sweden.

 “This acquisition supports our continuing strategy to be a global technology leader in providing powertrain solutions,” said Timothy M. Manganello, Chairman and CEO, BorgWarner.  “With the acquisition of Haldex Traction Systems, BorgWarner has added a strong and well-respected brand of all-wheel drive products that will compliment our current portfolio as well as our customer and geographic mix.”

The move is expected to accelerate BorgWarner’s growth in the global all-wheel drive (AWD) market as it continues to shift toward front-wheel drive (FWD) based vehicles.  The acquisition will add industry leading FWD/AWD technologies, with a strong European customer base, to BorgWarner’s existing portfolio of front and rear-wheel drive based products.  This enables BorgWarner to provide global customers a broader range of all-wheel drive solutions to meet their vehicle needs.

The purchase price is approximately $205 million (1.425 billion SEK) and represents less than one times estimated 2011 sales.  The deal is expected to close in the first quarter of 2011 subject to standard regulatory approvals.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, Deere & Company, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

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